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                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 6, 1997)
                (TO PROSPECTUS SUPPLEMENT DATED JANUARY 6, 1997)

                                     PROSPECTUS NUMBER: 1465
                                     DATED: FEBRUARY 25, 1997


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                              FLOATING RATE NOTES



BASE RATE:                Modified Federal Funds Rate


INDEX MATURITY:           One Day


TRADE DATE:               February 25, 1997


SETTLEMENT DATE:          February 28, 1997


MATURITY DATE:            February 28, 2000


REDEMPTION DATE:          N/A


OPTIONAL REPAYMENT DATES: N/A


SPREAD:                   +0.270%
                          (plus twenty seven bps)


SPREAD MULTIPLIER:        N/A


MAXIMUM INTEREST RATE:    N/A


MINIMUM INTEREST RATE:    N/A


INTEREST RESET DATES:     Daily, each business day.


INTEREST PAYMENT DATES:   The 28th day of February, May, August, and November, commencing May 28,
                          1997, through the Maturity Date, subject to following business day convention.


INITIAL INTEREST RATE:    TBD


FORM:                     Book-entry Note


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Modified Federal Funds Rate. Modified Federal Funds Rate Notes will bear interest at a rate calculated with reference to the Modified Federal Funds Rate plus the Spread.
"Modified Federal Funds Rate" means with respect to any Interest Determination
Date (a "Modifier Federal Funds Rate Interest Determination Date"), the rate on such date for federal funds as set forth on Telerate Page 5 as of 12:00 P.M., New York City time, under the heading "Dow Jones Treasury & Money Markets-
Federal Funds-Open". If such rate does not appear on Telerate page 5 on the related Modified Federal Funds Rate Interest Determination Date, Modified
Federal Funds Rate shall mean the rate on such Modified Federal Funds Rate
Interest Determination Date as set forth on Telerate Page 4833 as of 12:00 P.M.,
New York City time, under the heading "MW. Marshall Inc.--New York--Fed Funds
O/N-OPN." If such rate does not on any of Telerate Pages 5 or 4833 as specified above on the related Modified Federal Funds Rate Interest Determination Date, the Modified Federal Funds Rate for such Modified Federal Funds Rate Interest
Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the Calculation Agent, and as available prior to 9:00 A.M. New York City Time, on such Modified Federal Funds
Rate Interest Determination Date; provided, however, that if brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Modified Federal Funds Rate with respect to such Modified Federal Funds Rate
Interest Determination Date will be the Modified Federal Funds Rate in effect for such Modified Federal Funds Rate on such Modified Federal Funds Rate
Interest Determination Date.
"Telerate Page" means, when used in connection with any designated page, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service).
The "Interest Determination Date" with respect to the Modified Federal Funds
Rate shall be each Interest Reset Date. Notwithstanding any provisions to the contrary in the attached Prospectus Supplement, the interest rate effective on each day shall be (a) if such day is an Interest Reset Date, the interest rate determined on the Interest Determination Date occurring on such Interest Reset
Date or (b) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date occurring on the immediately preceding Interest Reset Date.